EXHIBIT 10.3

TAX SHARING AGREEMENT

by and among

EMC CORPORATION

AND ITS AFFILIATES,

and

VMWARE, INC.

AND ITS AFFILIATES,

Dated

[                    ]

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8.03.	Notice	19
8.04.	Control of Distribution Tax Proceedings	19

Section 9.	Stock Options and Restricted Stock.	20
9.01.	In General	20
9.02.	Notices, Withholding, Reporting	20
9.03.	Adjustments	20

Section 10.	Miscellaneous Provisions.	21
10.01.	Effectiveness	21
10.02.	Cooperation and Exchange of Information	21
10.03.	Dispute Resolution	22
10.04.	Notices	22
10.05.	Changes in Law	23
10.06.	Confidentiality	23
10.07.	Successors	23
10.08.	Affiliates	23
10.09.	Authorization, Etc	24
10.10.	Entire Agreement	24
10.11.	Applicable Law; Jurisdiction	24
10.12.	Counterparts	24
10.13.	Severability	24
10.14.	No Third Party Beneficiaries	25
10.15.	Waivers, Etc	25
10.16.	Setoff	25
10.17.	Other Remedies	25
10.18.	Amendment and Modification	25
10.19.	Waiver of Jury Trial	25
10.20.	Interpretations	25

ii

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this “Agreement”) dated as of [Date], by and among EMC Corporation, a Massachusetts corporation (“EMC”), each EMC Affiliate (as defined below), VMware, Inc., an Delaware corporation and currently an indirect, wholly-owned subsidiary of EMC (“VMware”), and each VMware Affiliate (as defined below) is entered into in connection with the IPO (as defined below).

RECITALS

WHEREAS, as of the date hereof, EMC and its direct and indirect domestic subsidiaries are members of an Affiliated Group (as defined below), of which EMC is the common parent;

WHEREAS, EMC owns all of the issued and outstanding shares of VMware stock;

WHEREAS, EMC intends to cause VMware to complete the VMware Recapitalization (as defined below);

WHEREAS, EMC intends, sometime after the VMware Recapitalization, to effect the initial public offering by VMware of VMware common stock that will reduce EMC’s ownership of VMware, on a fully diluted basis, to not less than eighty percent (80%) of the value of VMware’s common stock (the “IPO”); and

WHEREAS, in contemplation of the IPO, the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Definitions.

As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Affiliated Group” means an affiliated group of corporations within the meaning of section 1504(a) of the Code that files a consolidated return for United States federal Income Tax purposes.

“After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Agreement” has the meaning set forth in the preamble hereto.

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Carryback Period” has the meaning set forth in Section 4.02 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein VMware or one or more VMware Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with EMC or one or more EMC Affiliates.

“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein VMware or one or more VMware Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with EMC or one or more EMC Affiliates.

“Controlling Party” has the meaning set forth in Section 8.01 of this Agreement.

“Deconsolidation Event” means, with respect to VMware and each VMware Affiliate, any event or transaction that causes VMware and/or one or more VMware Affiliates to no longer be eligible to join with EMC or one or more EMC Affiliates in the filing of a Consolidated Return or a Combined Return.

“Distribution” means any distribution by EMC of its issued and outstanding shares of VMware stock (and securities, if any) that EMC holds at such time to EMC shareholders and/or securityholders in a transaction intended to qualify as a distribution under section 355 of the Code.

“Distribution Taxes” means any Taxes imposed on, or increase in Taxes incurred by, EMC or any EMC Affiliate, and any Taxes of an EMC shareholder (or former EMC shareholder) that are required to be paid or reimbursed by EMC or any EMC Affiliate pursuant to a legal determination, provided that EMC shall have vigorously defended itself in any legal proceeding involving Taxes of an EMC shareholder, (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of a Distribution to qualify as a tax-free transaction under section 355 of the Code

(including any Tax resulting from the application of section 355(d) or section 355(e) of the Code to a Distribution) or corresponding provisions of the laws of any other jurisdictions. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate for the relevant taxable period (or portion thereof).

“EMC” has the meaning set forth in the preamble hereto.

“EMC Affiliate” means any corporation or other entity directly or indirectly “controlled” by EMC where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding VMware or any VMware Affiliate.

“EMC Business” means all of the businesses and operations conducted by EMC and EMC Affiliates, excluding the VMware Business, at any time, whether prior to or after the IPO Date.

“EMC Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which EMC is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the VMware Group.

“Estimated Tax Installment Date” means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Income Tax” shall mean any federal, state, local or non-U.S. Tax determined (in whole or in part) by reference to net income, net worth, gross receipts or capital, or any Taxes imposed in lieu of such a tax. For the avoidance of doubt, the term “Income Tax” includes any franchise tax or any Taxes imposed in lieu of such a tax.

“Income Tax Return” means any Tax Return relating to any Income Tax.

“Independent Accountant” has the meaning set forth in Section 2.04(b) of this Agreement.

“Independent Firm” has the meaning set forth in Section 10.03 of this Agreement.

“IPO” has the meaning set forth in the recitals hereto.

“IPO Date” means the close of business on the date which the IPO is effected.

“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Joint Responsibility Item” means any Tax Item for which the non-Controlling Party’s responsibility under this Agreement could exceed one hundred fifty thousand dollars ($150,000), but not a Sole Responsibility Item.

“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.

“Officer’s Certificate” means a letter executed by an officer of EMC or VMware and provided to Tax Counsel as a condition for the completion of a Tax Opinion or Supplemental Tax Opinion.

“Option” means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

“Owed Party” has the meaning set forth in Section 7.05 of this Agreement.

“Owing Party” has the meaning set forth in Section 7.05 of this Agreement.

“Payment Period” has the meaning set forth in Section 7.05(e) of this Agreement.

“Post-Deconsolidation Period” means any taxable period beginning after the date of a Deconsolidation Event.

“Post-IPO Period” means any taxable period beginning after the IPO Date.

“Pre-Deconsolidation Period” means any taxable period beginning on or before the date of a Deconsolidation Event.

“Ruling” means (i) any private letter ruling issued by the IRS in connection with a Distribution in response to a request for such a private letter ruling filed by EMC (or any EMC

Affiliate) prior to the date of a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

“Ruling Documents” means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of EMC, its Subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any Ruling issued by the IRS to EMC (or any EMC Affiliate) in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

“Sole Responsibility Item” means any Tax Item for which the non-Controlling Party has the entire economic liability under this Agreement.

“Straddle IPO Period” means any taxable period beginning on or before the IPO Date and ending after the IPO Date.

“Supplemental Ruling” means (i) any ruling (other than the Ruling) issued by the IRS in connection with a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

“Supplemental Ruling Documents” means (i) the request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued by the IRS in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

“Supplemental Tax Opinion” has the meaning set forth in Section 5.02(c) of this Agreement.

“Taxes” means all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, net worth, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a “Tax” shall mean any one of such Taxes.

“Taxpayer” means any taxpayer and its Affiliated Group or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction of which a taxpayer is a member.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been realized during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Counsel” means a nationally recognized law firm selected by EMC to provide a Tax Opinion.

“Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means an opinion issued by Tax Counsel as one of the conditions to completing a Distribution addressing certain United States federal Income Tax consequences of a Distribution under section 355 of the Code.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“VMware” has the meaning set forth in the preamble hereto.

“VMware Affiliate” means any corporation or other entity directly or indirectly “controlled” by VMware at the time in question, where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

“VMware Business” means the business and operations conducted by VMware and VMware Affiliates as such business and operations will continue after the IPO Date.

“VMware Business Records” has the meaning set forth in Section 10.02(b) of this Agreement.

“VMware Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which VMware will be the common parent corporation immediately after a Deconsolidation Event and including any corporation or other entity which may become a member of such group from time to time.

“VMware Recapitalization” means the recapitalization of VMware’s stock structure intended to be completed by the (i) cancellation of all of VMware’s then authorized, issued and/or outstanding stock, (ii) authorization of two new classes of VMware stock, VMware Class A Common Stock and VMware Class B Common Stock, which will be identical in all respects, except that each share of VMware Class B Common Stock will be entitled to more votes per share than each share of VMware Class A Common Stock, and (iii) issuance of VMware Class B Common Stock to EMC with respect to EMC’s ownership of VMware stock.

“VMware Separate Tax Liability” means an amount equal to the Tax liability that VMware and each VMware Affiliate would have incurred if they had filed a consolidated return, combined return (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination), unitary return or a separate return, as the case may be, separate from the members of the EMC Group, for the relevant Tax period, and such amount shall be computed by EMC (A) in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder, and (iii) past practice, if any, and (B) taking into account any Tax Asset of VMware and any VMware Affiliate attributable to any Tax period beginning on or after January 1, 2007; provided, however, that, although the VMware Separate Tax Liability is to be computed on a hypothetical basis as if VMware and each VMware Affiliate were separate from the members of the EMC Group, the fact that VMware or any VMware Affiliate is included in a Consolidated Return or a Combined Return and the effect that such inclusion has on the calculation of any Tax Item, shall nevertheless be taken into account for purposes of computing the VMware Separate Tax Liability (for example, for purposes of calculating its R&D credit, VMware shall be entitled to its allocable share of the consolidated R&D credit of the EMC Group).

Section 2. Preparation and Filing of Tax Returns.

2.01. EMC’s Responsibility. Subject to the other applicable provisions of this Agreement, EMC shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Consolidated Returns and all Combined Returns for any taxable period;

(b) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to EMC and/or any EMC Affiliate for any taxable period;

(c) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to VMware and/or any VMware Affiliate that are required to be filed (taking into account any extension of time which has been requested or received) on or prior to the IPO Date; and

(d) all Non-Income Tax Returns with respect to EMC, any EMC Affiliate, or the EMC Business or any part thereof for any taxable period.

2.02. VMware’s Responsibility. Subject to the other applicable provisions of this Agreement, VMware shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to VMware and/or any VMware Affiliate that are required to be filed (taking into account any extension of time which has been requested or received) after the IPO Date; and

(b) all Non-Income Tax Returns with respect to VMware, any VMware Affiliate, or the VMware Business or any part thereof for any taxable period.

2.03. Agent. Subject to the other applicable provisions of this Agreement, VMware hereby irrevocably designates, and agrees to cause each VMware Affiliate to so designate, EMC as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as EMC, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement.

2.04. Manner of Tax Return Preparation.

(a) Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Tax Opinion, (3) any Supplemental Tax Opinion, (4) any Ruling, and (5) any Supplemental Ruling. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

(b) EMC shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01 of this Agreement, to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by EMC, any EMC Affiliate, VMware, and/or any VMware Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare and/or review such Tax Returns; provided, however, that EMC shall consult with VMware prior to changing any method of accounting if such action would solely impact VMware or VMware Affiliates. In the case of any Consolidated Return or Combined Return with respect to a Straddle IPO Period or a Post-IPO Period that reports a VMware Separate Tax Liability in excess of five million dollars ($5,000,000),

EMC shall provide to VMware a pro forma draft of the portion of such Tax Return that reflects the VMware Separate Tax Liability and a statement showing in reasonable detail EMC’s calculation of the VMware Separate Tax Liability (including copies of all worksheets and other materials used in preparation thereof) at least twenty-one (21) days prior to the due date (with applicable extensions) for the filing of such Tax Return for VMware’s review and comment. VMware shall provide its comments to EMC at least ten (10) days prior to the due date (with applicable extensions) for the filing of such Tax Return. In the case of a dispute regarding the reporting of any Tax Item on such Tax Return or the requesting of a change of method of accounting which would solely impact VMware or VMware Affiliates, which the parties cannot resolve, EMC and VMware shall jointly retain a nationally recognized accounting firm that is mutually agreed upon by EMC and VMware (the “Independent Accountant”) to determine whether the proposed reporting of EMC or VMware is more appropriate. If EMC and VMware are unable to agree, the Independent Accountant shall be Deloitte Tax LLP. The relevant Tax Item shall be reported in the manner that the Independent Accountant determines is more appropriate, and such determination shall be final and binding on EMC and VMware. If VMware has not provided its comments on the pro forma draft of the portion of the Tax Return, or in the case of a dispute regarding the reporting of any Tax Item, such dispute has not been resolved by the due date (with applicable extension) for the filing of any Tax Return, EMC shall file such Tax Return reporting all Tax Items in the manner as originally set forth on the pro forma draft of the portion of the Tax Return provided to VMware; provided, however, that EMC agrees that it will thereafter file an amended Tax Return, if necessary, reporting any disputed Tax Item in the manner determined by the Independent Accountant, and any other Tax Item as agreed upon by EMC and VMware. The fees and expenses incurred in retaining the Independent Accountant shall be borne equally by EMC and VMware, except that if the Independent Accountant determines that the proposed reporting of the disputed Tax Item(s) submitted to the Independent Accountant for its determination by a party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Accountant shall be borne by such party.

(c) Information. VMware shall timely provide, in accordance with EMC’s internal tax return calendar, which will be provided to VMware on a rolling one-year schedule, all information necessary for EMC to prepare all Tax Returns and compute all estimated Tax payments (for purposes of Section 7.01 of this Agreement). If VMware does not meet these deadlines, the Section 2.04(b) notice period to VMware shall be waived.

Section 3. Liability for Taxes.

3.01. VMware’s Liability for Taxes. VMware and each VMware Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by VMware, any VMware Affiliate, or the VMware Business with respect to such Taxes:

(a) all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement to the extent that such Taxes are related to (i) the VMware Separate Tax Liability, or (ii) the VMware Business, for any taxable period;

(b) all Taxes with respect to Tax Returns described in Section 2.01(c) of this Agreement;

(c) all Taxes with respect to Tax Returns described in Section 2.02 of this Agreement; and

(d) all Taxes imposed by any Taxing Authority with respect to the VMware Business, VMware or any VMware Affiliate (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(c) or 2.02 of this Agreement) for any taxable period.

3.02. EMC’s Liability for Taxes. EMC shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by EMC, any EMC Affiliate, or the EMC Business with respect to such Taxes:

(a) except as provided in Section 3.01(a) of this Agreement, all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement;

(b) all Taxes with respect to Tax Returns described in Sections 2.01(b) or 2.01(d) of this Agreement; and

(c) all Taxes imposed by any Taxing Authority with respect to EMC, any EMC Affiliate, or the EMC Business (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(b) or 2.01(d) of this Agreement) for any taxable period.

3.03. Taxes, Refunds and Credits. Notwithstanding Sections 3.01 and 3.02 of this Agreement, (i) EMC shall be liable for all Taxes incurred by any person with respect to the EMC Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes, and (ii) VMware and each VMware Affiliate shall be jointly and severally liable for all Taxes incurred by any person with respect to the VMware Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes. Nothing in this Agreement shall be construed to require compensation, by payment, credit, offset or otherwise, by EMC (or any EMC Affiliate) to VMware (or any VMware Affiliate) for any loss, deduction, credit or other Tax attribute arising in connection with, or related to, VMware, any VMware Affiliate, or the VMware Business, that is shown on, or otherwise reflected with respect to, any Tax Return described in Section 2.01 of this Agreement; provided, however, that in the event that the VMware Separate Tax Liability with respect to a particular taxable period is less than zero, EMC shall pay to VMware an amount equal to the Tax Benefit that the EMC Group recognizes as a result of the VMware Separate Tax Liability being less than zero for such taxable period.

3.04. Payment of Tax Liability. If one party is liable or responsible for Taxes, under Sections 3.01 through 3.03 of this Agreement, with respect to Tax Returns for which another party is responsible for filing, or with respect to Taxes that are paid by another party, then the liable or responsible party shall pay the Taxes (or a reimbursement of such Taxes) to the other party pursuant to Section 7.05 of this Agreement.

3.05. Computation. EMC shall provide VMware with a written calculation in reasonable detail (including, upon reasonable request, copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any VMware Separate Tax Liability or estimated VMware Separate Tax Liability (for purposes of Section 7.01 of this Agreement) and any Taxes related to the VMware Business. VMware shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 10.03 of this Agreement; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any VMware Separate Tax Liability or estimated VMware Separate Tax Liability be paid later than the date provided in Section 7 of this Agreement.

Section 4. Deconsolidation Events.

4.01. Tax Allocations. Although neither party has any plan or intent to effectuate any transaction that would constitute a Deconsolidation Event, the parties have set forth how certain Tax matters with respect to a Deconsolidation Event would be handled in the event that, as a result of changed circumstances, a transaction that constitutes a Deconsolidation Event is pursued at some future time.

(a) Allocation of Tax Items. In the case of a Deconsolidation Event, all Tax computations for (1) any Pre-Deconsolidation Periods ending on the date of the Deconsolidation Event and (2) the immediately following taxable period of VMware or any VMware Affiliate, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as reasonably determined by EMC, taking into account all reasonable suggestions made by VMware with respect thereto.

(b) Allocation of Tax Assets. In the case of a Deconsolidation Event, EMC and VMware shall cooperate in determining the allocation of any Tax Assets among EMC, each EMC Affiliate, VMware, and each VMware Affiliate. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that is required under Section 3 of this Agreement to bear the liability for the Tax associated with such Tax Asset, or in the case where no party is required hereunder to bear such liability, the party that incurred the cost or burden associated with the creation of such Tax Asset.

4.02. Carrybacks.

(a) In General. In the case of a Deconsolidation Event, EMC agrees to pay to VMware the Tax Benefit from the use in any Pre-Deconsolidation Period (the “Carryback Period”) of a carryback of any Tax Asset of the VMware Group from a Post-Deconsolidation Period (other than a carryback of any Tax Asset attributable to Distribution Taxes for which the liability is borne by EMC or any EMC Affiliate). If subsequent to the payment by EMC to VMware of the Tax

Benefit of a carryback of a Tax Asset of the VMware Group, there shall be a Final Determination which results in a decrease (1) to the amount of the Tax Asset so carried back or (2) to the amount of such Tax Benefit, VMware shall repay to EMC any amount which would not have been payable to VMware pursuant to this Section 4.02(a) had the amount of the benefit been determined in light of these events. Nothing in this Section 4.02(a) shall require EMC to file an amended Tax Return or claim for refund of Income Taxes; provided, however, that EMC shall use its reasonable efforts to use any carryback of a Tax Asset of the VMware Group that is carried back under this Section 4.02(a).

(b) Net Operating Losses. In the case of a Deconsolidation Event, notwithstanding any other provision of this Agreement, VMware hereby expressly agrees to elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or non-U.S. Tax law, including section 1.1502-21T(b)(3) of the Treasury Regulations) to relinquish any right to carryback net operating losses to any Pre-Deconsolidation Periods of EMC (in which event no payment shall be due from EMC to VMware in respect of such net operating losses).

4.03. Continuing Covenants.

Each of EMC (for itself and each EMC Affiliate) and VMware (for itself and each VMware Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

Section 5. Distribution Taxes.

5.01. Liability for Distribution Taxes. Although neither party has any plan or intent to effectuate a Distribution, the parties have set forth how certain Tax matters with respect to a Distribution would be handled in the event that, as a result of changed circumstances, a Distribution is pursued at some future time.

(a) EMC’s Liability for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, EMC and each EMC Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by EMC (or any EMC Affiliate) inconsistent with any information, covenant, representation, or material related to EMC, any EMC Affiliate, or the EMC Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve EMC (or any EMC Affiliate) of liability under this Agreement);

(ii) any action or omission by EMC (or any EMC Affiliate), including a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by EMC (or any EMC Affiliate) following a Distribution;

(iii) any acquisition of any stock or assets of EMC (or any EMC Affiliate) by one or more other persons (other than VMware or a VMware Affiliate) prior to or following a Distribution; or

(iv) any issuance of stock by EMC (or any EMC Affiliate), or change in ownership of stock in EMC (or any EMC Affiliate).

(b) VMware’s Liability for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, VMware and each VMware Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by VMware (or any VMware Affiliate) after a Distribution at any time, that is inconsistent with any information, covenant, representation, or material related to VMware, any VMware Affiliate, or the VMware Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by VMware (or any VMware Affiliate) to EMC (or any EMC Affiliate) of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve VMware (or any VMware Affiliate) of liability under this Agreement);

(ii) any action or omission by VMware (or any VMware Affiliate) after the date of a Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the date of a Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of VMware (or any VMware Affiliate), stock buyback or payment of an extraordinary dividend;

(iii) any acquisition of any stock or assets of VMware (or any VMware Affiliate) by one or more other persons (other than EMC or any EMC Affiliate) prior to or following a Distribution; or

(iv) any issuance of stock by VMware (or any VMware Affiliate) after a Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in VMware (or any VMware Affiliate) after a Distribution.

(c) Joint Liability for Remaining Distribution Taxes. EMC shall be liable for fifty percent (50%) and VMware and each VMware Affiliate shall be jointly and severally liable for fifty percent (50%), of any Distribution Taxes not otherwise allocated by Sections 5.01(a) or (b) of this Agreement.

5.02. Continuing Covenants.

(a) VMware Restrictions. VMware agrees that, so long as a Distribution could, in the reasonable discretion of EMC, be effectuated, VMware will not knowingly take or fail to take, or permit any VMware Affiliate to knowingly take or fail to take, any action that could reasonably be expected to preclude EMC’s ability to effectuate a Distribution. In the event of a Distribution, VMware agrees that (1) it will take, or cause any VMware Affiliate to take, any action reasonably requested by EMC in order to enable EMC to effectuate a Distribution and (2) it will not take or fail to take, or permit any VMware Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any information, covenant, representation, or material that relates to facts or matters related to VMware (or any VMware Affiliate) or within the control of VMware and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (except where such information, covenant, representation, or material was not previously disclosed to VMware) other than as permitted by Section 5.02(c) of this Agreement. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, VMware agrees that it will not take (and it will cause the VMware Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under section 355 of the Code.

(b) EMC Restrictions. In the event of a Distribution, EMC agrees that it will not take or fail to take, or permit any EMC Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to EMC (or any EMC Affiliate) or within the control of EMC and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, EMC agrees that it will not take (and it will cause the EMC Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under section 355 of the Code.

(c) Certain VMware Actions Following a Distribution. In the event of a Distribution, VMware agrees that, during the two (2) year period following a Distribution, without first obtaining, at VMware’s own expense, either a supplemental opinion from Tax Counsel that such action will not result in Distribution Taxes (a “Supplemental Tax Opinion”) or a Supplemental Ruling that such action will not result in Distribution Taxes, unless in any such case EMC and VMware agree otherwise, VMware shall not (1) sell all or substantially all of the assets of VMware or any VMware Affiliate, (2) merge VMware or any VMware Affiliate with another entity, without regard to which party is the surviving entity, (3) transfer any assets of VMware in a transaction described in section 351 (other than a transfer to a corporation which files a Consolidated Return with VMware and which is wholly-owned, directly or indirectly, by VMware) or subparagraph (C) or (D) of section 368(a)(1) of the Code, (4) issue stock of VMware or any VMware Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering, or (5) facilitate or otherwise participate in any acquisition of stock in VMware that would result in any shareholder owning five percent (5%) or more of the outstanding stock of VMware. VMware (or any VMware Affiliate) shall only undertake any of such actions after EMC’s receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by EMC. The parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 5.02(c), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.

(d) Notice of Specified Transactions. Not later than twenty (20) days prior to entering into any oral or written contract or agreement, and not later than five (5) days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in paragraph (c), VMware shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to EMC.

(e) VMware Cooperation. VMware agrees that, at the request of EMC, VMware shall cooperate fully with EMC to take any action necessary or reasonably helpful to effectuate a Distribution, including seeking to obtain, as expeditiously as possible, a Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining any Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling (including any (i) power of attorney, (ii) Officer’s Certificate, (iii) Ruling Documents, (iv) Supplemental Ruling Documents, and/or (v) reasonably requested written representations confirming that (a) VMware has read the Officer’s Certificate, Ruling Documents, and/or Supplemental Ruling Documents and (b) all information and representations, if any, relating to VMware, any VMware Affiliate or the VMware Business contained therein are true, correct and complete in all material respects).

(f) Earnings and Profits. EMC will advise VMware in writing of the decrease in EMC earnings and profits attributable to a Distribution under section 312(h) of the Code on or before the first anniversary of a Distribution; provided, however, that EMC shall provide VMware with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by VMware.

Section 6. Indemnification.

6.01. In General. EMC and each member of the EMC Group shall jointly and severally indemnify VMware, each VMware Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which EMC or any EMC Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of EMC, any EMC Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. VMware and each member of the VMware Group shall jointly and severally indemnify EMC, each EMC Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which VMware or any VMware Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of VMware, any VMware Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

6.02. Inaccurate or Incomplete Information. EMC and each member of the EMC Group shall jointly and severally indemnify VMware, each VMware Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to the failure of EMC or any EMC Affiliate in supplying VMware or any VMware Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. VMware and each member of the VMware Group shall jointly and severally indemnify EMC, each EMC Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the failure of VMware or any VMware Affiliate in supplying EMC or any EMC Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

6.03. No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of EMC, any EMC Affiliate, VMware or any VMware Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.

Section 7. Payments.

7.01. Estimated Tax Payments. Not later than three (3) days prior to each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, VMware shall pay to EMC on behalf of the VMware Group an amount equal to the amount of any estimated VMware Separate Tax Liability that VMware otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date. Not later than seven (7) days prior to each such Estimated Tax Installment Date, EMC shall provide VMware with a written notice setting forth the amount payable by VMware in respect of such estimated VMware Separate Tax Liability and a calculation of such amount.

7.02. True-Up Payments. Not later than ten (10) business days after receipt of any VMware Separate Tax Liability computation pursuant to Section 3.05 of this Agreement, VMware shall pay to EMC, or EMC shall pay to VMware, as appropriate, an amount equal to the difference, if any, between the VMware Separate Tax Liability and the aggregate amount paid by VMware with respect to such period under Section 7.01 of this Agreement.

7.03. Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the VMware Separate Tax Liability, EMC shall prepare a revised pro forma Tax Return in accordance with Section 2.04(b) of this Agreement for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. VMware shall pay to EMC, or EMC shall pay to VMware, as appropriate, an amount equal to the difference, if any, between the VMware Separate Tax liability reflected on such revised pro forma Tax Return and the VMware Separate Tax liability for such period as originally computed pursuant to this Agreement.

7.04. Payments of Refunds, Credits and Reimbursements. If one party receives a refund or credit of any Tax to which the other party is entitled pursuant to Section 3.03 of this Agreement, the party receiving such refund or credit shall pay to the other party the amount of such refund or credit pursuant to Section 7.05 of this Agreement. If one party pays a Tax with respect to which the other party is liable of responsible pursuant to Sections 3.01 through 3.03 of this Agreement, then the liable or responsible party shall pay to the other party the amount of such Tax pursuant to Section 7.05 of this Agreement.

7.05. Payments Under This Agreement. In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 7.05.

(a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Treatment of Payments. Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party pursuant to this Agreement (other than (i) payments for the VMware Separate Tax Liability for any Post-Deconsolidation Period, (ii) payments of interest pursuant to Section 7.05(e) of this Agreement, and (iv) payments of After Tax Amounts pursuant to Section 7.05(d) of this Agreement) shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Deconsolidation Event and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

(c) Prompt Performance. All actions required to be taken (including payments) by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.05(e) of this Agreement) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.05(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment. VMware’s liability for any and all payments of the VMware Separate Tax Liability for any Post-Deconsolidation Period shall be increased by the After Tax Amount with respect to such payment and decreased by the corresponding Tax Benefit, if any, attributable to such VMware Separate Tax Liability.

(e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

Section 8. Tax Proceedings.

8.01. In General. Except as otherwise provided in this Agreement, (i) with respect to Tax Returns described in Sections 2.01(a), 2.01(b), or 2.01(d) of this Agreement, EMC and (ii) with respect to Tax Returns described in Sections 2.01(c) or 2.02 of this Agreement, VMware (in either case, the “Controlling Party”), shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of EMC, any EMC Affiliate, VMware, and/or any VMware Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Controlling Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Controlling Party.

8.02. Participation of non-Controlling Party. Except as otherwise provided in Section 8.04 of this Agreement, the non-Controlling Party shall have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party and the non-Controlling Party shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Controlling Party by at least one hundred fifty thousand dollars ($150,000) without obtaining such non-Controlling Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed if failure to consent would adversely affect the Controlling Party.

8.03. Notice. Within ten (10) business days after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 10.15 of this Agreement to the contrary, if a party to this Agreement fails to provide the other party notice as required by this Section 8.03, and the failure results in a detriment to the other party then any amount which the other party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

8.04. Control of Distribution Tax Proceedings. In the event of a Distribution, EMC shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of EMC, any EMC Affiliate, VMware, and/or any VMware Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that EMC shall not settle any such audit with respect to Distribution Taxes with a Taxing Authority that would reasonably be expected to result in a material Tax cost to VMware or any VMware Affiliate, without the prior consent of VMware, which consent shall not be unreasonably withheld, conditioned or delayed. EMC’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item; provided, however, that to the extent that VMware is obligated to bear at least fifty percent (50%) of the liability for any Distribution Taxes under Section 5.01 of this Agreement, EMC and VMware shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment. VMware may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 of this Agreement that might arise in such Audit and can demonstrate to the reasonable satisfaction of EMC that it can satisfy its liability for any such Distribution Taxes. If VMware is unable to demonstrate to the reasonable satisfaction of EMC that it will be able to satisfy its liability for such Distribution Taxes, but acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 of this Agreement, VMware and EMC shall have joint control over the Audit.

Section 9. Stock Options and Restricted Stock.

9.01. In General.

(a) The parties hereto agree that, so long as VMware continues to be a member of the Consolidated Group of which EMC is the common parent, EMC shall be entitled to any Tax Benefit arising by reason of (i) exercises of Options to purchase shares of EMC stock and (ii) the lapse of any restrictions with respect to shares of EMC stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code). The parties hereto agree (i) to report all Tax deductions with respect to exercises of Options to purchase shares of EMC stock and the lapse of any restrictions with respect to shares of EMC stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code) consistently with this Section 9.01(a), to the extent permitted by the Tax law, and (ii) that such Tax deductions shall not be considered Tax deductions of VMware or any VMware Affiliate for purposes of computing the VMware Separate Tax Liability.

(b) The parties hereto agree that, once VMware ceases to be a member of the Consolidated Group of which EMC is the common parent, so long as EMC and/or any EMC Affiliate own shares of VMware stock possessing at least twenty percent (20%) of the total voting power of all of the issued and outstanding shares of VMware stock, VMware shall pay the amount of the Tax Benefit arising by reason of (i) exercises of Options to purchase shares of EMC stock and (ii) the lapse of any restrictions with respect to shares of EMC stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code) to EMC.

(c) The parties hereto agree that, once the shares of VMware stock owned by EMC and any EMC Affiliates possess less than twenty percent (20%) of the total voting power of all of the issued and outstanding shares of VMware stock, then upon the exercise of any Option to purchase shares of EMC stock by any VMware Group employee of former employee, VMware shall pay to EMC an amount equal to the excess of (i) the fair market value of such shares of EMC stock issued, over (ii) the strike price paid by the VMware Group employee of former employee with respect thereto.

9.02. Notices, Withholding, Reporting. EMC shall promptly notify VMware of any post-IPO Date event giving rise to income to any VMware Group employees or former employees in connection with exercises of Options to purchase shares of EMC stock or the lapse of any restrictions with respect to shares of EMC stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code). If required by the Tax law, VMware shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith.

9.03. Adjustments. If VMware or any VMware Affiliate as a result of a Final Determination or any settlement or compromise with any Taxing Authority receives any Tax Benefit to which EMC is entitled under Section 9.01 of this Agreement, VMware shall pay the amount of such Tax Benefit to EMC. If EMC or any EMC Affiliate as a result of a Final

Determination or any settlement or compromise with any Taxing Authority receives any Tax Benefit to which VMware is entitled under Section 9.01 of this Agreement, EMC shall pay the amount of such Tax Benefit to VMware.

Section 10. Miscellaneous Provisions.

10.01. Effectiveness. This Agreement shall become effective upon execution by the parties hereto.

10.02. Cooperation and Exchange of Information.

(a) Cooperation. VMware and EMC shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party for information and materials not otherwise available to the requesting party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the EMC Group or the VMware Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii) the use of the party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Retention of Records. Any party that is in possession of documentation of EMC (or any EMC Affiliate) or VMware (or any VMware Affiliate) relating to the VMware Business, including books, records, Tax Returns and all supporting schedules and information relating thereto (the “VMware Business Records”) shall retain such VMware Business Records for a period of seven (7) years following the IPO Date. Thereafter, any party wishing to dispose of VMware Business Records in its possession (after the expiration of the applicable statute of limitations), shall provide written notice to the other party describing the documentation proposed to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

10.03. Dispute Resolution. In the event that EMC and VMware disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, EMC and VMware shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, EMC and VMware shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by EMC and VMware, except that if the Independent Firm determines that the position advanced by either party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Firm shall be borne by such party. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 10.03 shall not be applicable to any disagreement between the parties relating to Distribution Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the parties.

10.04. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of ten (10) business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to EMC or any EMC Affiliate, to the Director of Corporate Tax of EMC, with a copy to the General Counsel of EMC, at:

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

Attention: [                    ]

If to VMware or any VMware Affiliate, to Director of Corporate Tax of VMware, with a copy to the General Counsel of VMware, at:

VMware, Inc.

3401 Hillview Avenue

Palo Alto, California 94304

Attention: Chief Financial Officer

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other documents is to be delivered.

10.05. Changes in Law.

(a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

10.06. Confidentiality. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 10.06. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

10.07. Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

10.08. Affiliates. EMC shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any EMC Affiliate, and VMware shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any VMware Affiliate; provided, however, that, if it is contemplated that an EMC Affiliate may cease to be an EMC Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the EMC Group to the shareholders of EMC, then (a) VMware shall execute a release of such EMC Affiliate from its obligations under this Agreement effective as of such transfer provided that EMC shall have confirmed in writing its obligations and the obligations of its remaining EMC Affiliates with respect to their own obligations and the obligations of the departing EMC Affiliate and that such departing EMC Affiliate shall have executed a release of any rights it may have against VMware or any VMware Affiliate by reason of this Agreement, or (b) EMC shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear one hundred percent

(100%) of the liability for the obligations of EMC and each EMC Affiliate (including the departing EMC Affiliate) under this Agreement. If at any time VMware shall, directly or indirectly, obtain beneficial ownership of more than fifty percent (50%) of the total combined voting power of any other entity, VMware shall cause such entity to become a party to this Agreement by executing together with EMC an agreement in substantially the same form as set forth in Schedule 10.08 and such entity shall have all rights and obligations of an VMware Affiliate under this Agreement.

10.09. Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

10.10. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between EMC (or any EMC Affiliate) and VMware (or any VMware Affiliate) and such prior tax sharing agreements shall have no further force and effect. If, and to the extent, the provisions of this Agreement conflict with any agreement entered into in connection with a Distribution or another Deconsolidation Event, the provisions of this Agreement shall control.

10.11. Applicable Law; Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES THAT THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND ALL DISPUTES, CONTROVERSIES OR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MASSACHUSETTS, EXCLUDING ANY CONFLICTS OF LAW RULES, (ii) TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF MASSACHUSETTS AND OF THE FEDERAL COURTS SITTING IN THE STATE OF MASSACHUSETTS, (iii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF MASSACHUSETTS, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY’S AGENT IN THE STATE OF MASSACHUSETTS FOR ACCEPTANCE OF LEGAL PROCESS AND (iv) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (iii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF MASSACHUSETTS.

10.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10.13. Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void,

or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

10.14. No Third Party Beneficiaries. This Agreement is solely for the benefit of EMC, the EMC Affiliates, VMware and the VMware Affiliates. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

10.15. Waivers, Etc. No failure or delay on the part of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

10.16. Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

10.17. Other Remedies. VMware recognizes that any failure by it or any VMware Affiliate to comply with its obligations under Section 5 of this Agreement would, in the event of a Distribution, result in Distribution Taxes that would cause irreparable harm to EMC, EMC Affiliates, and their stockholders. Accordingly, EMC shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which EMC is entitled at law or in equity.

10.18. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

10.19. Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

10.20. Interpretations. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

EMC CORPORATION
on behalf of itself and each of the EMC Affiliates

By:
Name:	[name]
Title:	[title]

VMWARE, INC.
on behalf of itself and each of the VMware Affiliates

By:
Name:	[name]
Title:	[title]

Schedule 10.08

WHEREAS, VMware, a Delaware corporation (“VMware”), owns, directly or indirectly, [all/more than fifty percent (50%)] of the outstanding stock or interests in the undersigned;

WHEREAS, the undersigned is not a party to that certain Tax Sharing Agreement, dated as of [DATE], by and among EMC, each EMC Affiliate, VMware and each VMware Affiliate (as defined therein) (the “Agreement”); and

WHEREAS, the undersigned, EMC and VMware desire to have the undersigned become a party to the Agreement and to have all rights and obligations of a party to the Agreement.

NOW, THEREFORE, in consideration of mutual obligations and undertakings contained in the Agreement, the parties agree that the undersigned shall become a party to the Agreement and shall have all rights and obligations of a party to the Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement on the dates accompanying their respective signatures, but effective as of                             .

EMC CORPORATION

By:
Title:
Dated:

VMWARE, INC.

By:
Title:
Dated:

[NAME]

By:
Title:
Dated: